EXHIBIT 32.01
February 29, 2016
The certification set forth below is being submitted in connection with the Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the "Report") of El Paso Electric Company (the "Company") for the purpose of complying with Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 (the "Exchange Act") and Section 1350 of Chapter 63 of Title 18 of the United States Code.
Mary E. Kipp and Nathan T. Hirschi, each certifies that, to the best of their knowledge:
1.such Report fully complies with such requirements of Section 13(a) or 15(d) of the Exchange Act; and

2.	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Mary E. Kipp
Mary E. Kipp
Chief Executive Officer

/s/ Nathan T. Hirschi
Nathan T. Hirschi
Senior Vice President -
Chief Financial Officer